Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

Pulse Biosciences, Inc. (“Pulse Biosciences”) is committed to maintaining the highest standards of business conduct and ethics. This Code of Business Conduct and Ethics (“Code”) reflects the business practices and principles of behavior that support this commitment, and is designed to deter wrongdoing and promote the standards set forth within. This Code does not address every issue that may arise in the course of your work, but it sets out basic principles and standards applicable to all Pulse Biosciences employees, officers, directors, temporary agency personnel and contract personnel on a worldwide basis (“Pulse Biosciences Personnel”) who must conduct themselves in accordance with this Code and seek to avoid even the appearance of improper behavior, and is designed to deter wrongdoing and promote the standards set forth within. We expect all Pulse Biosciences Personnel to read and understand the Code and its application to the performance of his or her business responsibilities.

Failure to adhere to the Code may result in disciplinary action, up to, and including, termination of your employment or other relationship with the Company, as applicable. Failure to report wrongdoing of which you have knowledge may, in itself, be a basis for disciplinary action.

Officers, managers, and other supervisors are expected to develop in employees a sense of commitment to the letter and spirit of the Code. Those who lead or direct the work of employees or contractors, or any distributors, agents, or other third parties acting on our behalf, are also expected to ensure that all such employees, contractors, and other third parties conform to Code standards when working for or on behalf of Pulse Biosciences. The compliance environment within each supervisor’s assigned area of responsibility will be a factor in evaluating the quality of that individual’s performance.

This Code covers a wide range of business practices and procedures and is designed to encourage ethical behavior and promote the standards set forth below. It is intended to advise Pulse Biosciences Personnel of situations that could possibly result in non-compliance with applicable laws, rules or regulations. While strict compliance by Pulse Biosciences Personnel with applicable legal requirements is not a new policy, this Code is intended to establish a framework for compliance. This Code does not include all of Pulse Biosciences’ practices that are designed to achieve compliance with legal and ethical requirements, as Pulse Biosciences maintains and implements other policies and procedures that are intended to supplement the Code. Pulse Biosciences Personnel are also subject to other agreements, such as confidentiality and non-competition agreements, and agreements to protect our intellectual property.

From time to time we may adopt additional policies and procedures with which Pulse Biosciences Personnel are expected to comply, if applicable to them. However, it is the responsibility of each Pulse Biosciences Personnel to apply common sense, together with his or her own highest personal ethical standards, in making business decisions where there is no stated guideline in the Code. If a Pulse Biosciences Personnel is uncertain about a course of action, he or she should consult the Chief Financial Officer (the “Compliance Officer”) or Pulse Biosciences’ outside legal counsel (“Counsel”). To the extent that there is any conflict between a national, state or local law, rule or regulation and a policy in this Code, you must comply with the applicable law or regulation; however, if a local custom or policy conflicts with this Code, you must comply with this Code.

If you have any questions about these conflicts, you should ask Pulse Biosciences’ Compliance Officer.

Action by members of your immediate family, significant others or other persons who live in your household or are dependent on you for their well-being (referred to in the Code as “Family Members”) also may potentially result in ethical issues to the extent that they involve Pulse Biosciences’ business. For example, acceptance of inappropriate payments or gifts by a Family Member from one of our suppliers could create a conflict of interest and result in a Code violation attributable to you; likewise, the purchase or sale of stock by a family member while in possession of material, non-public information could be a violation of insider trading laws and result in a Code violation attributable to you. Consequently, in complying with the Code, you should consider not only your own conduct, but also that of your immediate Family Members, significant others and other persons who live in your household.

YOU SHOULD NOT HESITATE TO ASK QUESTIONS ABOUT WHETHER ANY CONDUCT MAY VIOLATE THE CODE, VOICE CONCERNS, OR CLARIFY GRAY AREAS. SECTION 14 BELOW DETAILS THE COMPLIANCE RESOURCES AVAILABLE TO YOU. IN ADDITION, YOU MUST BE ALERT TO POSSIBLE VIOLATIONS OF THE CODE BY OTHERS AND REPORT SUSPECTED VIOLATIONS, WITHOUT FEAR OF ANY FORM OF RETALIATION, AS FURTHER DESCRIBED IN SECTION 13.

1.    Corporate Integrity

It is the policy of Pulse Biosciences to promote high standards of integrity by conducting our affairs in an honest and ethical manner. The integrity and reputation of Pulse Biosciences depends on the honesty, fairness and integrity brought to the job by each person associated with us. Unyielding personal integrity is the foundation of corporate integrity. This responsibility cannot be delegated or assumed by Pulse Biosciences or any supervisor.

2.    Conflicts of Interest

Your decisions and actions during your employment with Pulse Biosciences should be based on the best interests of Pulse Biosciences, and not personal relationships or benefits. A “conflict of interest” exists when a person’s private interests interfere, or appear to interfere, with the interests of Pulse Biosciences. A conflict situation can arise when an employee or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee or director, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company. You must avoid any private interest that may influence your ability to act in the interests of Pulse Biosciences or that may make it difficult for you to perform your work objectively.

Conflicts of interest are prohibited as a matter of Company policy. The mere existence of a relationship with outside firms is not automatically prohibited. While it is not feasible to describe all possible conflicts of interest that could develop, some of the more common conflicts that employees should avoid include the following:

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Confidential Information of the Company. Unauthorized divulging of confidential information to outsiders and misuse of confidential information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended.

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Confidential Information of Other Parties. No Pulse Biosciences Personnel may improperly use or disclose to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist, or improperly use or authorize the use of any inventions that are the subject of patent claims of any other person or entity.

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Outside Employment. Pulse Biosciences strongly discourages outside employment. You may not have outside employment or business dealings with any of the following: (i) any organization that prepares, audits or certifies statements or documents pertinent to our business and financial accounts, and (ii) our current and potential clients, competitors, vendors and suppliers.

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Receiving Improper Financial Interests. No Pulse Biosciences Personnel may provide or obtain improper benefits or favors because of his or her position with Pulse Biosciences. For example, no Pulse Biosciences Personnel may accept or offer substantial personal gifts or excessive entertainment, favors, or payments to or from competitors, customers, suppliers, or potential suppliers, which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company. Further, no Pulse Biosciences Personnel may have a financial interest, either directly or through a Family Member, in a business enterprise if that interest affects the performance of their duties or conflicts with the interests of Pulse Biosciences.

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Conflicting Financial Interests. Having a direct or indirect financial interest in, or relationship with, a competitor, customer or supplier, where such interest or relationship might influence in any manner a decision or course of action by the employee that affects Pulse Biosciences, except that ownership of less than 0.1% of the publicly-traded stock of a corporation will not be considered a conflict.

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Corporate Opportunity. No person may use Pulse Biosciences property or information, or his or her position with Pulse Biosciences, to secure a personal business opportunity or a business opportunity for a Family Member. If you discover a business opportunity through the use of Pulse Biosciences property, information, or through your position at Pulse Biosciences, you must first present the opportunity to Pulse Biosciences before pursuing the opportunity in your individual capacity.

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Service on Boards or Committees. No Pulse Biosciences Personnel may serve on a board of directors or trustees or on a committee of any entity whose interests could be expected to conflict with those of Pulse Biosciences. Pulse Biosciences Personnel must obtain approval from the Compliance Officer before accepting any such position. Community participation by Pulse Biosciences Personnel is considered important, however, Pulse Biosciences also encourages those planning on participating in a charitable or other community organization to consult with the Compliance Officer before taking a service or board position with those types of entities.

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Fees and Honorariums. With prior approval, Pulse Biosciences personnel acting in their capacity as a representative of Pulse Biosciences, may give lectures, conduct seminars, publish articles in books or engage in any other similar activity for which he or she may be paid a fee or honorarium. However, any fees, honorariums or reimbursements must be transferred to Pulse Biosciences unless written approval is given to retain them.

In certain exceptional circumstances, a situation involving a conflict of interest may be permitted. See the section titled “Amendment, Modification and Waiver” regarding waivers of this Code of Conduct.

A conflict of interest will sometimes develop accidentally and is not always easy to identify. If you feel you have a conflict, you must disclose it to the Compliance Officer; further, any potential conflicts must be identified in connection with your annual review of this Code. Finally, if you observe a situation that you believe to be a conflict, you must report that as well.

3.    Insider Trading

Pulse Biosciences maintains an Insider Trading Policy that prohibits all trading activities in Pulse Biosciences securities as well as the securities of other companies while you are in possession of material, non-public information, and places other restrictions on the manner and timing in which employees may invest in Pulse Biosciences securities and on the types of Pulse Biosciences securities in which employees may invest. The Insider Trading Policy also prohibits the unauthorized dissemination of material non-public information concerning Pulse Biosciences to others who may benefit by trading on the basis of such information. Additionally, Family Members may not a) trade in stock or other securities while in possession of material nonpublic information or b) pass on material nonpublic information to others without express authorization by Pulse Biosciences or recommend to others that they trade in stock or other securities based on material non-public information.

Members of the Board, executive officers, and employees are subject to blackout periods during which they are prohibited from trading in Pulse Biosciences’ stock.

Please review Pulse Biosciences’ Insider Trading policy. Specific questions on buying and selling stock should be referred to the Compliance Officer. Violation of this section of the Code and other policies about insider trading may result in a violation of securities laws and potentially exposes Pulse Biosciences Personnel and Pulse Biosciences to significant legal fines and imprisonment.

4.    Competition and Fair Dealing

Pulse Biosciences seeks to compete fairly and honestly. Pulse Biosciences Personnel should endeavor to respect the rights of and deal fairly with our customers, suppliers, competitors and employees. No Pulse Biosciences Personnel should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. The basic principal is that no gift or entertainment may be accepted or provided if it obligates you, or appears to obligate you, to the individual receiving or giving the gift or entertainment. Unless approved in advance by the Compliance Officer, government officials of the United States, the states and municipalities and officials of foreign governments at all levels should not be entertained in any special manner or given any gifts. No gift or entertainment should ever be offered, given, provided or accepted by any Pulse Biosciences Personnel, Family Member or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff, and (5) does not violate any laws or regulations. Please discuss with the Compliance Officer any gifts or proposed gifts which you are not certain are appropriate to give or receive.

Pulse Biosciences also has strict rules concerning contractual agreements. All terms of our business agreements must be expressed in an approved form of contract or purchase order. Informal commitments to customers are strictly prohibited; these kinds of commitments might be made in a face to face conversation, a telephone call, or an email. Therefore, persons must be careful to use only our approved forms of contracting and not to unintentionally modify a written and approved contract, purchase order or other agreement.

5.    Respecting Others

Pulse Biosciences is committed to fostering an inclusive workplace where talented people want to stay and develop their careers and advance the scientific area in which we operate. Supporting a diverse, engaged workforce allows us to be successful in building trust, empowering teams, and outperforming our peers and competitors.

Pulse Biosciences requires the Pulse Biosciences Personnel to act with mutual respect and give professional treatment to others in our workplace. Teamwork is essential to our future, and nothing damages a team more quickly than a lack of mutual respect. Pulse Biosciences Personnel share a mutual responsibility to keep one another informed of any information that may be important to everyone’s job performance and understanding our business and goals.

Pulse Biosciences recognizes your right to form personal relationships with those you meet in the workplace; however, you are expected to use good judgment to ensure your personal relationships do not negatively affect your job performance or interfere with your or our ability to supervise Pulse Biosciences Personnel. Favoritism, open displays of affection and making business decisions based on emotions or personal relationships are inappropriate. Situations that involve borrowing money or making loans between Pulse Biosciences Personnel or involving Family Members must be avoided, unless it is a minimal amount. Similarly, exceptional gifts and entertainment between and among Pulse Biosciences Personnel can create conflicts and such situations should be avoided. Use your good judgment to act respectfully to one another.

6.    Obligations to Each Other

A.	Equal Employment Opportunity

Pulse Biosciences is firmly committed to providing equal opportunity in all aspects of employment and strictly prohibits any form of harassment in the workplace on the basis of a protected characteristic, such as race, religion, creed, color, sex, age, marital status, national origin, sexual orientation, citizenship status, Vietnam-era or disabled veteran status, medical condition or physical or mental disability. We will promptly take appropriate action to prevent and discipline behavior that violates this policy.

Pulse Biosciences will not tolerate harassment of an employee in any of the areas listed above. Any employee who violates this policy is subject to discipline up to and including discharge. Any incident of harassment by any person should be reported promptly to management. Appropriate confidential action will be taken.

B.	No Harassment

Pulse Biosciences will not tolerate any form of harassment. Harassment in employment on the basis of sex, race, color, national origin, ancestry, citizenship, religion, age, physical or mental disability, medical condition, sexual orientation, gender identity or veteran or marital status is unlawful under federal and state law. Our policy against harassment applies in all work-related settings and activities, whether on or off company premises. It also extends to Pulse Biosciences Personnel interactions with our supplies, vendors, clinical participants and other with which Pulse Biosciences acts. Therefore, think before you speak or act; be careful about what you say and do, where you say or do something, when you say or do something and your objective in something you say or your actions, which might be received as inappropriate or as harassment.

Unlawful harassment in employment may take many different forms, forms and includes pictures, drawings, cartoons, jokes, slurs and offensive remarks, whether delivered verbally, graphically or in electronic media, including email. Some examples are:

●	Inappropriate remarks about a person’s race, color, sex, age, sexual orientation, gender identity, religion, disability, national origin and other legally protected status;

●	Verbal conduct such as epithets, derogatory comments, slurs, or unwanted comments and jokes;

●	Visual conduct such as derogatory posters, cartoons, drawings or gestures;

●	Physical conduct such as blocking normal movement, restraining, touching, or otherwise physically interfering with the work of another individual;

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Threatening or demanding that an individual submit to certain conduct or perform certain actions in order to keep or get a job, to avoid some other loss, or as a condition of job benefits, security or promotion; and

●	Retaliation by any of the above means for having reported harassment or discrimination, or having assisted another employee to report harassment or discrimination.

Sexual harassment includes intentional or unintentional, unwelcome sexual advances with or without touching, coerced sexual acts, requests or demands for sexual favors or other verbal or physical conduct of a sexual nature, when:

●	Submission to such conduct is made either explicitly or implicitly a term or condition of an individual’s employment;

●	Submission to or rejection of such conduct by an individual is used as the basis for employment decisions affecting such individual; or

●	Such conduct has the purpose or effect of unreasonably interfering with an individual’s work performance or creating an intimidating, hostile or offensive working environment.

C.	Violence Prevention

Pulse Biosciences is committed to providing a safe, violence-free workplace and strictly prohibits employees, consultants, customers, visitors, or anyone else on Pulse Biosciences premises from behaving in a violent or threatening manner. Workplace violence can include, but is not limited to threats, violent behavior, bringing weapons onto Pulse Biosciences premises, or causing physical damage.

Pulse Biosciences Personnel many not bring weapons onto Pulse Biosciences property or to Pulse Biosciences sponsored events. This includes weapons used for sporting purposes or otherwise, whether or not you have a license to carry or use the weapons. Weapons of any kind have no place in the work environment.

Pulse Biosciences encourages reports of potential or actual violence, and will take appropriate corrective action, which may include warnings, probation, or termination.

D.	Safety

Pulse Biosciences desires to maintain safe working conditions for all employees. All employees must be safety conscious and report any potential safety hazards at any site where you may be conducting work on behalf of Pulse Biosciences immediately to management.

Any injury, no matter how minor, during the course of employment must be reported promptly to your manager. If you or another employee is injured on the job, you should seek medical treatment immediately. If necessary, call an ambulance. If the injury is less serious, contact management and make arrangements to get medical help. If you are injured, you may be sent to one of Pulse Biosciences’ designated physicians for medical treatment, dependent upon circumstances.

Pulse Biosciences Personnel should also be alert to individuals who are on Pulse Biosciences property without proper authorization. Make sure you observe all physical access rules in your location and report incidents of unauthorized entry to your manager or to security personnel.

E.	Substance Abuse

We seek to maintain safe and efficient working conditions for our employees in an environment free of alcohol and drugs. Substance abuse is incompatible with health, safety and success at Pulse Biosciences. All employees must abide by the following policy as a condition of continued employment.

Pulse Biosciences prohibits the unauthorized use, possession, purchase, sale, manufacture, distribution, transportation or dispensation of alcohol or being under the influence of alcohol while performing Company business or while on Company premises during normal working hours, with the exception of reasonable consumption of alcohol when served at Company-sponsored events.

Pulse Biosciences also prohibits the unlawful use, possession, purchase, sale, manufacture, distribution, transportation or dispensation of any illegal drug or other controlled substance or being under the influence of illegal drugs or other controlled substances, including the abuse of a legal drug or working while impaired by the use of a legal drug, while performing Company business or being on Company premises.

F.	Health and Safety

Pulse Biosciences strives to provide a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all Pulse Biosciences Personnel by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

7.    Financial Integrity

Accurate and reliable financial and business records are of critical importance in meeting Pulse Biosciences’ financial, legal, and business obligations. You must complete all Pulse Biosciences documents accurately, truthfully, and in a timely manner, including all travel and expense reports. The making of false or misleading entries, records, reports or documentation is strictly prohibited.

We are required to disclose accurate and complete information regarding Pulse Biosciences and the results of our operations. It is Pulse Biosciences policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all documents that Pulse Biosciences provides to investors, government agencies, and in all other public communications made by Pulse Biosciences.

Dishonest or inaccurate reporting can lead to civil or even criminal liability for you and Pulse Biosciences and can lead to a loss of public faith in Pulse Biosciences. Anyone who believes that a violation of law or a failure of compliance has occurred, or is occurring, has a duty to report such information to the General Counsel or to the Audit Committee of the Board of Directors.

8.    Confidentiality

Pulse Biosciences Personnel must maintain the confidentiality of confidential information entrusted to them by Pulse Biosciences. Confidential information includes all non-public information regarding Pulse Biosciences, including but not limited to our research activities and results of our research and development, our past, current and intended technologies, our patents, our know-how, and the conduct and results of any clinical trials as well as, in the case of human subjects, the particulars about participants in those trials, personnel and benefit files as well as other information about employees, computer records, financial data, details of engagement, process descriptions, technical and business information, production, manufacturing and engineering processes, finances, customers, marketing and production and future business plans of Pulse Biosciences. Confidential information also includes information about our licensors and licensees, our suppliers and our customers. Additionally, you should not discuss the private affairs of your co-workers and their work histories. Our employees are subject to non-competition, confidentiality, inventions and secrets provisions in separate agreements, which must be strictly followed. The obligation to preserve confidential information continues even after employment ends.

9.    Protection and Proper Use of Pulse Biosciences Assets

Pulse Biosciences Personnel should endeavor to protect all of our assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on Pulse Biosciences’ profitability. Pulse Biosciences equipment should not be used for non-company business, though incidental personal use may be permitted.

The obligation of Pulse Biosciences Personnel to protect our assets includes protecting its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate this Code and other policies of Pulse Biosciences as well as employment related agreements. It could also be illegal. This behavior may result in dismissal and result in civil or criminal penalties.

10.    Working with Government Personnel

Pulse Biosciences from time to time may work with government agencies in different capacities, such as the approval process for our technologies, licensing of our technologies, patent prosecutions, and government grants. While you must follow the standards of doing what is right with any party with which Pulse Biosciences has concourse, because government officials are obligated to follow specific codes of conduct and laws, special care must be taken in government procurement. Pulse Biosciences maintains an Anti-Corruption Policy that sets forth its commitment to the highest level of professional and ethical standards in the conduct of its business in all countries in which it operates or otherwise has business connections, including the United States. Some key requirements for doing business with government are:

•	Accurately representing which Company products are covered by government contracts;

•	Not improperly soliciting or obtaining confidential information, such as sealed competitors’ bids, from government officials prior to the award of a contract; and

•	Hiring present and former government personnel may only occur in compliance with applicable laws and regulations (as well as consulting the Compliance Officer).

You also must not accept or present anything if it obligates you, or appears to obligate you, to do something for any government official or other person. Don’t attempt to avoid laws by making payments to or through third parties: be cautious when selecting or dealing with agents and third-party providers. Never make any payment that you do not record on the Pulse Biosciences books and records. Never issue invoices or charges that are inaccurate, incorrect or unauthorized.

Pulse Biosciences Personnel are expected to cooperate with government officials in investigations and audits. Do not avoid, contravene or otherwise interfere with any government investigation or audit, and do not destroy or alter any Pulse Biosciences documents (whether electronic or paper) in anticipation of a request for those documents from a government body.

A.	Gifts and Entertainment for U.S. Officials

The U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. What is acceptable in the commercial business environment may be entirely unacceptable in dealings with the U.S. government. The promise, offer, or delivery to an official or employee of the U.S. government of a gift, favor (which can include a promise to do something) or other gratuity in violation of these rules would not only violate Pulse Biosciences policy but could also be a criminal offense. For example, it may be illegal to give even an inexpensive gift or meal to a U.S. government employee or official. The rules vary depending on the location of and the position held by the government employee or official; state and local governments may also have similar rules. To prevent violations, review planned gifts, meals or entertainment for U.S. government employees or officials with the Compliance Officer advance, and be sure to accurately document all such business expenses.

B.	Gifts and Entertainment for Non-U.S. Officials

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value (including gifts, meals, entertainments, transportation, lodging, or other benefits), directly or indirectly, to officials and their Family Members of foreign governments or foreign political candidates in order to obtain or retain business. Pulse Biosciences Personnel are strictly prohibited from making illegal payments to government officials of any country.

C.	Trade Restrictions and Export Controls

Many countries periodically impose restrictions on exports and other dealings with certain other countries, persons, or groups. Export laws may control trading of commodities or technologies that are considered to be strategically important because they have the potential to be used for military purposes. Laws may cover travel to or from a sanctioned country, imports or exports, new investments, and other related topics. Certain laws also prohibit support of boycott activities. If your work involves the sale or shipment of products, technologies or services across international borders, check with the Compliance Officer to ensure compliance with any laws or restrictions that apply.

11.    Amendment, Modification and Waiver

Any amendment or waiver of any provision of this Code of Conduct must be approved in writing by the Board, or any committee of the Board to which such authority has been delegated, and promptly disclosed pursuant to applicable laws and regulations. Any waiver or modification of this Code of Conduct for the Company’s principal executive and senior financial officers will be promptly disclosed to the Company’s stockholders if and as required by applicable law and/or the rules of the applicable stock exchange.

12.    Reporting any Illegal or Unethical Behavior

Pulse Biosciences Personnel are strongly encouraged bring questions or concerns about what to do in a certain situation or if you believe someone is doing, or is about to do, something that violates the law, Pulse Biosciences policies or this Code. Pulse Biosciences Personnel should discuss observed illegal or unethical behavior with supervisors, managers or other appropriate personnel, such as the Compliance Officer.

13.    No Retaliation

Pulse Biosciences values an atmosphere of open communication for all Company employees. Pulse Biosciences has zero tolerance for acts of retaliation by Pulse Biosciences Personnel against one another, and does not and will not permit retaliation of any kind by or on behalf of the Company, or its directors, officers or employees, against good faith reports or complaints of suspected violations of this Code or other illegal or unethical conduct. Zero means zero – no one has the authority to justify any act of retaliation. Any Pulse Biosciences Personnel who engages in retaliation will be subject to disciplinary action, up to and including termination.

14.    Compliance Procedures

We must all work to ensure prompt and consistent action against violations of the Code. However, in some situations it is difficult to know if a violation has occurred. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

●	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

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Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

●	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

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Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

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Seek help from Pulse Biosciences resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, you may discuss the situation with either the Compliance Officer or Counsel. If you prefer to submit your concerns in writing, address them to:

Pulse Biosciences, Inc.

Attn: Compliance Officer

3957 Point Eden Way

Hayward, California 94545

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You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. Pulse Biosciences does not permit retaliation of any kind against employees for good faith reports of ethical violations.

15.    Investigations of Suspected Violations

All reported violations of the Code will be promptly investigated and treated confidentially to the extent reasonably possible. Audits to monitor compliance will be conducted as commercially reasonable and necessary or as required by applicable law or regulation.

16.    Discipline for Violations

Pulse Biosciences will use every reasonable effort to prevent conduct not in compliance with the Code and to halt any such conduct as soon as possible after its discovery. Subject to applicable law and agreements, Pulse Biosciences Personnel who violate this Code and other Pulse Biosciences policies and procedures may be subject to disciplinary action, up to and including discharge.

17.    Remember

Ultimate responsibility to ensure that we as a company comply with the many laws, regulations and ethical standards affecting our business rests with each of us. You must become familiar with and conduct yourself strictly in compliance with those laws, regulations and standards and Pulse Biosciences’ policies and guidelines pertaining to them.

ACKNOWLEDGMENT FORM

I have received and read the Pulse Biosciences Code of Business Conduct and Ethics, and I understand its contents. I agree to comply fully with the standards, policies and procedures contained in the Code and the related policies and procedures of Pulse Biosciences. I understand I have an obligation to report to my supervisors and/or the Compliance Officer of Pulse Biosciences any suspected violations of the Code that I am aware of. I acknowledge that the Code is a statement of policies for business conduct and does not, in any way, constitute an employment contract or an assurance of continued employment.

At this point in time, I am aware of the following circumstances that may constitute “conflicts of interest” or potential “conflicts of interest” as defined in the Code (identify, or if none, state “none”):

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Printed Name:         ____________________________

Signature:         ____________________________

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